Exhibit 10.104
THE TALBOTS, INC.
CHANGE IN CONTROL AGREEMENT
Benedetta I. Casamento
EVP/Finance
c/o The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Dear Benedetta:
     This agreement (the “Agreement”) reflects our mutual understanding regarding payments to be made to, and benefits to be received by, you in the event your employment with The Talbots, Inc., a Delaware corporation (including its subsidiaries, the “Company”), is terminated by the Company within twelve (12) months following a Change in Control. This Agreement shall become effective on your employment commencement date (April 6, 2009). The capitalized termed used in this Agreement that are not otherwise defined herein shall have the meanings given to such terms in Appendix A hereto, incorporated herein by this reference and hereby made a part hereof.
     1. Termination after Change In Control. In the event that the Company terminates your employment Without Cause within twelve (12) months after the occurrence of a Change in Control, then the following shall occur:
(a)	The Company shall pay to you on the effective date of such termination: (i) salary for services rendered up to and including the date of termination, (ii) any and all compensation to which you may be entitled as of the date of termination pursuant to The Talbots, Inc. 2003 Executive Stock Based Incentive Plan (the “Plan”) or any other compensation or benefit plan to the extent permitted by such plans, and (iii) reimbursement for outstanding ordinary and reasonable expenses incurred by you in connection with the performance of your duties for the Company up to and including the date on which your employment is terminated;

(b)	The Company shall pay to you, within thirty (30) days after the effective date of such termination, an amount of severance pay equal to one times the sum of:
(i)	your annual base salary at the rate in effect on the date of such termination, and

(ii)	your “target” annual cash incentive bonus as then established for you and determined in accordance with the applicable annual cash incentive bonus arrangement in place from time to time (provided that the target annual cash incentive bonus shall be no less than 75% of your annual base salary).
     You shall continue to participate, on the same terms and conditions, in any benefit programs of the Company in which you participated immediately prior to such termination (including, without limitation, as applicable, any disability insurance benefit program, any medical insurance program, and dental insurance program, and any life insurance program) from time of such termination until the earlier of: (i) the end of the one (1) year period beginning from the effective date of the termination of your employment, or (ii) such time as you are eligible to be covered by a comparable program of a subsequent employer. You hereby agree to notify the Company promptly if and when you begin employment with another employer and if and when you become eligible to participate in any pension or other benefit plans, programs or arrangements of another employer.
     2. Assignment. None of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto, and their successors (including successors by merger, consolidation or similar transactions), permitted assigns, executors, administrators, personal representatives, heirs and distributees.
     3. Miscellaneous.
     (a) Entire Agreement. This Agreement contains the entire understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between us respecting such subject matter; provided, however, that this Agreement shall not be construed to impair or otherwise adversely affect the grant of any Award (as such term is defined in the Plan) made to you under the Plan or the related grant agreements, the Severance Agreement, or the Offer Letter, between the Company and you and all of which remain in full force and effect. For as long as this Agreement is in effect, to the degree there is any conflict between the severance payments and benefit provisions to which you are then entitled under this Agreement and those of any other written agreement which continues to be in effect between the Company and you, such conflict shall be resolved by the Company in good faith by affording you the more favorable severance payments and benefits contained in any such agreement. Notwithstanding the foregoing, nothing herein relieves you from the obligation to comply with the restrictive covenants of all such agreements or from the consequences of noncompliance therewith regardless under which agreement the severance payments and severance benefits may be deemed to have been made. Furthermore, for purposes of clarification only, if you receive severance pay and benefits under one agreement, you shall not be entitled to severance pay or benefits under any other agreement, plan or arrangement.
     (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts made and to be wholly performed in that state.
[Signature page follows.]

     If this letter sets forth our agreement on the subject matter hereof, kindly sign, date and return to The Talbots, Inc. the enclosed copy of this letter which will then constitute our binding agreement on the subject.

Sincerely, THE TALBOTS, INC.
By:	/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer and Chief Financial Officer

Executive:
/s/ Benedetta I. Casamento
Name:	Benedetta I. Casamento
Title: Date:	EVP/Finance March 30, 2009

Appendix A
     Definitions. As used in the Change in Control Agreement.
(a)	“Change in Control” shall mean (i) the acquisition (including as a result of a merger) by any “person” (as such term is used in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or persons “acting in concert” (which for purposes of this Agreement shall include two (2) or more persons voting together on a consistent basis pursuant to an agreement or understanding between them to act in concert and/or as a “group” within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its subsidiaries, and other than AEON (U.S.A.), Inc. or any of its subsidiaries or “affiliates” (as such term is defined in Rule 12b-2 under the Exchange Act) (collectively, an “Acquiring Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25 percent of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company, and no other stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of a percentage of such securities higher than that held by the Acquiring Person; or (ii) individuals, who, as of the effective date of this Agreement (the “Effective Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to the Effective Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) and further excluding any individual who is an “affiliate”, “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) or designee of an Acquiring Person having or proposing to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 10 percent of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company.

(b)	“Without Cause” shall mean termination by Talbots of your employment as a result of an event or condition other than (i) your death, (ii) your inability substantially to perform your employment duties as a result of physical or mental illness or injury for a continuous period of at least six months (any dispute as to your incapacities shall be resolved by an independent physician, reasonably acceptable to you or your legal representative and the Company’s Board of Directors, whose determination shall be final and binding upon you and the Company), (iii) any material breach by you of this Agreement or any other agreement to which you and the Company are both parties (which is not cured within 45 days following written notice from the Company), (iv) any act or omission to act by you which may have a material and adverse effect on the Company’s business or on your ability to perform services for the Company, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (v) any material misconduct or material neglect of duties by you in connection with the business or affairs of the Company.

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